EXHIBIT 7.3


November 22, 1999




                                   CERTIFICATE

I, Dr. Peter Rieder, notary public with its official residence in 91054 Erlangen, Universitatsstr. 2 hereby confirm after inspection of the authenticated extract of the Commercial Register of the County Council of Charlottenburg dated 28.9.1999, HRB 12300, that

          1.   the Siemens Aktiengesellschaft with
               registered place of business in Berlin and Munich is entered in both Commercial
               Registers and

          2.   Siemens Aktiengesellschaft is a company
               organized under the law of the Federal
               Republic of Germany and

          3.   Siemens Aktiengesellschaft is legally
               represented by two Board Members or by two fully authorized officers (Prokurist`s).

          4.   Mr. Dr. Wolfgang Muller-Huschke and Mr. Gotz
               Steinhardt are entered as authorized officers
               (Prokurist`s).


Erlangen, the 22nd of November 1999





                                                  /s/ Dr. Rieder
                                                  Notar/Notary Public